Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R  I M M E D I A T E  R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2012
SECOND QUARTER RESULTS

Access Equipment Segment Sales up 61 Percent

FMTV Margins Continued to Increase

Raises Fiscal 2012 Expectations

OSHKOSH, WI — (April 26, 2012) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2012 second quarter net income attributable to Oshkosh Corporation of $37.3 million, or $0.41 per diluted share, compared to $67.9 million, or $0.74 per diluted share, in the second quarter of fiscal 2011. Results for the second quarter of fiscal 2012 included after-tax charges of $0.02 per diluted share related to the proxy contest in connection with the Company’s 2012 annual shareholders’ meeting and $0.02 per diluted share related to the Company’s exit from its U.S. mobile medical trailer product line and workforce reductions at Pierce.

Consolidated net sales in the second quarter of fiscal 2012 were $2.08 billion, an increase of 18.9 percent compared to the prior year second quarter. Increased replacement driven demand for aerial work platforms and telehandlers in the access equipment segment and higher defense segment Family of Medium Tactical Vehicles (FMTV) sales were offset in part by the expected decline in sales of Family of Heavy Tactical Vehicles (FHTV) and aftermarket parts, also in the defense segment.

Consolidated operating income in the second quarter of fiscal 2012 was $75.9 million, or 3.7 percent of sales, compared to $132.4 million, or 7.6 percent of sales, in the prior year second quarter. Increased earnings on higher access equipment segment sales were more than offset by lower defense segment earnings that resulted from an adverse product mix.

“Strong performance by our access equipment segment drove quarterly results above our expectations,” said Charles L. Szews, Oshkosh Corporation president and chief executive officer. “We believe customer actions and industry metrics point to a sustained recovery in global access equipment markets. Our success in responding to this recovery enables us to raise our performance outlook for the full fiscal year 2012.”

-more-

“We expect the execution of our MOVE strategy in fiscal 2012 will lead to a strong improvement in our Company’s earnings in fiscal 2013. During the second quarter, we continued to take steps toward optimizing the cost structures of our businesses. In our fire & emergency segment, we exited the U.S. mobile medical trailer product line, restructured our workforce at Pierce and made solid progress integrating multiple product lines in our Florida operations. In our commercial segment, we reconfigured our refuse collection vehicle production lines to improve production efficiencies and closed a fabrication facility. In the defense segment, we continued to reduce our costs on the FMTV contract. And, we launched innovative new products like our Rental Series scissor lifts to address cost conscious segments of the access equipment market,” said Szews.

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 61.4 percent to $760.4 million for the second quarter of fiscal 2012 compared to the prior year second quarter principally as a result of higher unit volumes and the realization of previously announced price increases. Sales grew by double-digit percentages compared to the prior year quarter in all major regions of the globe, with the largest increase in North America driven largely by replacement of aged equipment.

In the second quarter of fiscal 2012, access equipment segment operating income increased 285.3 percent to $68.4 million, or 9.0 percent of sales, compared to prior year second quarter operating income of $17.7 million, or 3.8 percent of sales. The increase in operating results reflected higher volume, the realization of previously announced price increases, improved product mix and improved absorption related to higher sales volume, offset in part by higher raw material costs and higher new product development spending.

Defense — Defense segment sales increased 1.5 percent to $987.3 million for the second quarter of fiscal 2012 compared with the prior year second quarter. The increase was primarily due to higher FMTV unit sales, offset by lower FHTV unit sales and lower aftermarket parts sales.

In the second quarter of fiscal 2012, defense segment operating income decreased 70.4 percent to $41.9 million, or 4.2 percent of sales, compared to prior year second quarter operating income of $141.6 million, or 14.6 percent of sales. The decrease in operating income was largely due to adverse changes in the product mix. Benefits from revenue and cost estimate changes of $15.2 million recognized in the second quarter of fiscal 2011 on undefinitized MRAP All-Terrain Vehicle (M-ATV) change orders also negatively impacted comparisons to the prior year period. The Company recorded higher profit margins on the FMTV program during the second quarter compared to the first quarter of fiscal 2012, although the profit margins remained in the low single digits.

Fire & Emergency — Fire & emergency segment sales for the second quarter of fiscal 2012 increased 2.4 percent from the prior year quarter to $181.5 million. The increase in sales primarily reflected increased intersegment production for the defense segment.

The fire & emergency segment reported an operating loss of $11.3 million, or 6.2 percent of sales, for the second quarter of fiscal 2012 compared to an operating loss of $6.6 million, or 3.7 percent of sales, in the prior year quarter. Operating results for the second quarter of fiscal 2012 included charges and severance costs totaling $2.4 million related to exiting the U.S. mobile medical trailer product line and workforce reductions at Pierce, as well as $2.6 million of litigation and environmental remediation charges. Operating results during the second quarter of fiscal 2012 continued to be negatively impacted by inefficiencies related to the transition of ambulance production to the Company’s facilities in Florida following factory consolidations in fiscal 2011.

Commercial — Commercial segment sales increased 10.6 percent to $167.7 million in the second quarter of fiscal 2012 compared to the prior year quarter. The increase in sales was primarily attributable to increased demand for aftermarket parts & service, increased concrete placement vehicle demand over very low prior year volumes and higher refuse collection vehicle demand, offset in part by lower intersegment production for the defense segment.

The commercial segment reported operating income of $3.9 million, or 2.3 percent of sales, for the second quarter of fiscal 2012 compared to $5.3 million, or 3.5 percent of sales, in the prior year quarter. The decrease in operating income primarily resulted from weaker overhead absorption on lower production volumes and higher personnel costs largely due to the elimination of employee furloughs, offset in part by earnings on the higher sales volume.

Corporate — Corporate operating expenses increased $1.5 million to $27.0 million for the second quarter of fiscal 2012 compared to the prior year quarter. Corporate operating expenses in the second quarter of fiscal 2012 included $3.6 million of costs related to the proxy contest in connection with the Company’s 2012 annual shareholders’ meeting.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $3.1 million to $17.6 million in the second quarter of fiscal 2012 compared to the prior year quarter. The decrease was largely due to the expiration of the Company’s interest rate swap in December 2011. Second quarter fiscal 2011 interest expense included $3.0 million of expense related to the Company’s interest rate swap. The Company repaid $32.5 million of debt during the second quarter of fiscal 2012.

Provision for Income Taxes — The Company recorded income tax expense of $21.6 million in the second quarter of fiscal 2012, or 36.2 percent of pre-tax income, compared to 39.5 percent of pre-tax income in the prior year quarter. The second quarter fiscal 2011 effective tax rate was negatively impacted by the effect of unbenefitted losses in foreign tax jurisdictions.

Six-month Results

The Company reported net sales for the first six months of fiscal 2012 of $3.95 billion and net income attributable to Oshkosh Corporation of $76.2 million, or $0.83 per share. This compares with net sales of $3.45 billion and net income attributable to Oshkosh Corporation of $167.5 million, or $1.83 per share, in the first six months of the prior year. The decrease in net income attributable to Oshkosh Corporation was primarily attributable to changes in the defense segment where an adverse product mix negatively impacted operating income comparisons, offset in part by improved access equipment segment results.

Updated Fiscal 2012 Expectations

The Company is increasing its outlook for fiscal 2012 primarily due to stronger than expected orders and sales in the access equipment segment in the second quarter of fiscal 2012. The Company now expects sales in the access equipment segment will be 35 percent to 40 percent higher in fiscal 2012 compared to fiscal 2011 with operating income margins of 7.5 percent to 8.0 percent in the segment. In addition, the Company has reduced expectations for the fire & emergency segment’s operating income to approximately breakeven as a result of second quarter results in this segment. The Company will discuss these changes and other changes to the Company’s fiscal 2012 outlook during a conference call later today.

Conference Call

The Company will comment on second quarter earnings during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets; the expected level and timing of the U.S. Department of Defense (DoD) procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; increasing commodity and other raw material costs, particularly in a sustained economic recovery; the ability to increase prices to offset higher input costs; risks related to facilities consolidation and alignment, including costs and charges thereof and that anticipated cost savings may not be achieved; the Company’s ability to produce vehicles under the FMTV contract at targeted margins; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; the potential for the U.S. government to competitively bid the Company’s Army and Marine Corps contracts; the consequences of financial leverage, which could limit the Company’s ability to pursue various opportunities; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; risks related to actions of activist shareholders; and the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Medtec®, Jerr-Dan®, Oshkosh Specialty Vehicles, Frontline™, SMIT™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011

Net sales	$2,075.3	$1,745.6	$3,953.9	$3,446.4
Cost of sales	1,835.9	1,464.5	3,492.0	2,856.3
Gross income	239.4	281.1	461.9	590.1

Operating expenses:
Selling, general and administrative	148.7	133.7	281.0	258.7
Amortization of purchased intangibles	14.8	15.0	29.7	30.3
Total operating expenses	163.5	148.7	310.7	289.0
Operating income	75.9	132.4	151.2	301.1

Other income (expense):
Interest expense	(18.2)	(21.7)	(38.8)	(48.2)
Interest income	0.6	1.0	1.2	1.8
Miscellaneous, net	1.3	0.4	(4.3)	0.1
Income from operations before income taxes and equity in earnings (losses) of unconsolidated affiliates	59.6	112.1	109.3	254.8
Provision for income taxes	21.6	44.2	32.7	88.2
Income from operations before equity in earnings (losses) of unconsolidated affiliates	38.0	67.9	76.6	166.6
Equity in earnings (losses) of unconsolidated affiliates	—	(0.2)	0.7	0.2
Net income	38.0	67.7	77.3	166.8
Net (income) loss attributable to the noncontrolling interest	(0.7)	0.2	(1.1)	0.7
Net income attributable to Oshkosh Corporation	$37.3	$67.9	$76.2	$167.5

Earnings per share attributable to Oshkosh Corporation common shareholders
Basic	$0.41	$0.75	$0.84	$1.85
Diluted	$0.41	$0.74	$0.83	$1.83

Basic weighted average shares outstanding	91.4	90.8	91.3	90.7
Effect of dilutive stock options and other equity-based compensation awards	0.5	1.0	0.5	0.9
Diluted weighted average shares outstanding	91.9	91.8	91.8	91.6

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$388.4	$428.5
Receivables, net	1,115.3	1,089.1
Inventories, net	849.3	786.8
Deferred income taxes	67.0	72.9
Other current assets	60.4	77.3
Total current assets	2,480.4	2,454.6
Investment in unconsolidated affiliates	32.7	31.8
Property, plant and equipment:
Property, plant and equipment	831.4	834.5
Accumulated depreciation	(465.5)	(445.8)
Property, plant and equipment, net	365.9	388.7
Goodwill	1,042.9	1,041.5
Purchased intangible assets, net	809.9	838.7
Other long-term assets	61.4	71.6
Total assets	$4,793.2	$4,826.9

LIABILITIES AND EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$0.1	$40.1
Accounts payable	757.4	768.9
Customer advances	420.3	468.6
Payroll-related obligations	102.2	110.7
Income taxes payable	5.5	5.3
Accrued warranty	80.9	75.0
Deferred revenue	55.3	38.4
Other current liabilities	166.5	184.8
Total current liabilities	1,588.2	1,691.8
Long-term debt, less current maturities	987.7	1,020.0
Deferred income taxes	156.2	171.3
Other long-term liabilities	369.8	347.2
Commitments and contingencies
Equity:
Oshkosh Corporation shareholders’ equity	1,690.1	1,596.5
Noncontrolling interest	1.2	0.1
Total equity	1,691.3	1,596.6
Total liabilities and equity	$4,793.2	$4,826.9

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2012	2011
Operating activities:
Net income	$77.3	$166.8
Depreciation and amortization	64.3	69.9
Deferred income taxes	(11.8)	2.7
Other non-cash adjustments	4.4	4.7
Changes in operating assets and liabilities	(87.3)	12.5
Net cash provided by operating activities	46.9	256.6

Investing activities:
Additions to property, plant and equipment	(24.1)	(31.0)
Additions to equipment held for rental	(3.1)	(3.1)
Proceeds from sale of property, plant and equipment	6.1	0.7
Proceeds from sale of equipment held for rental	2.4	7.8
Other investing activities	(0.7)	(1.1)
Net cash used by investing activities	(19.4)	(26.7)

Financing activities:
Repayment of long-term debt	(72.5)	(65.3)
Net repayments under revolving credit facility	—	(100.0)
Other financing activities	2.7	8.8
Net cash used by financing activities	(69.8)	(156.5)

Effect of exchange rate changes on cash	2.2	4.3
Increase (decrease) in cash and cash equivalents	(40.1)	77.7
Cash and cash equivalents at beginning of period	428.5	339.0
Cash and cash equivalents at end of period	$388.4	$416.7

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	March 31, 2012			March 31, 2011
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales

Access equipment
Aerial work platforms	$406.4	$—	$406.4	$237.1	$—	$237.1
Telehandlers	251.0	—	251.0	138.1	—	138.1
Other	102.0	1.0	103.0	96.0	—	96.0
Total access equipment	759.4	1.0	760.4	471.2	—	471.2

Defense	986.5	0.8	987.3	971.3	1.0	972.3

Fire & emergency	170.7	10.8	181.5	172.4	4.8	177.2

Commercial
Concrete placement	52.7	—	52.7	40.1	—	40.1
Refuse collection	79.7	—	79.7	72.5	—	72.5
Other	26.3	9.0	35.3	18.1	21.0	39.1
Total commercial	158.7	9.0	167.7	130.7	21.0	151.7
Intersegment eliminations	—	(21.6)	(21.6)	—	(26.8)	(26.8)
Consolidated	$2,075.3	$—	$2,075.3	$1,745.6	$—	$1,745.6

	Six Months Ended			Six Months Ended
	March 31, 2012			March 31, 2011
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales

Access equipment
Aerial work platforms	$661.4	$—	$661.4	$357.0	$—	$357.0
Telehandlers	399.4	—	399.4	223.4	—	223.4
Other	203.7	123.6	327.3	181.4	36.7	218.1
Total access equipment	1,264.5	123.6	1,388.1	761.8	36.7	798.5

Defense	2,036.7	1.6	2,038.3	2,083.1	2.9	2,086.0

Fire & emergency	329.0	15.5	344.5	369.5	9.2	378.7

Commercial
Concrete placement	99.4	—	99.4	74.6	—	74.6
Refuse collection	175.0	—	175.0	122.7	—	122.7
Other	49.3	15.6	64.9	34.7	39.2	73.9
Total commercial	323.7	15.6	339.3	232.0	39.2	271.2
Intersegment eliminations	—	(156.3)	(156.3)	—	(88.0)	(88.0)
Consolidated	$3,953.9	$—	$3,953.9	$3,446.4	$—	$3,446.4

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Operating income (loss):
Access equipment	$68.4	$17.7	$81.5	$1.0
Defense	41.9	141.6	134.3	359.5
Fire & emergency	(11.3)	(6.6)	(21.3)	(4.0)
Commercial	3.9	5.3	10.8	(2.4)
Corporate	(27.0)	(25.5)	(54.1)	(56.7)
Intersegment eliminations	—	(0.1)	—	3.7
Consolidated	$75.9	$132.4	$151.2	$301.1

	March 31,
	2012	2011
Period-end backlog:
Access equipment	$941.5	$596.3
Defense	3,931.5	4,989.0
Fire & emergency	565.8	459.8
Commercial	137.3	119.1
Consolidated	$5,576.1	$6,164.2

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